EXHIBIT 10.12
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                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 2005, by and between RedRoller, Inc., a Delaware corporation (the "Company"), and Mark A. Taylor ("Executive"), and is effective as of the closing date (the "Commencement Date") of the merger contemplated by the Merger Agreement, dated March 11, 2005, as amended by Amendment No. 1 to the Merger Agreement dated December 15, 2005, by and among Executive, Taylor Systems Engineering Corporation ("TSE"), the Company and RedRoller Merger Sub, Inc. Certain capitalized terms used herein shall have the meanings set forth in
Section 17 below.

                                   WITNESSETH:

         WHEREAS, the Company has determined that it is in the Company's best interests to employ Executive as the Chief Logistics Officer of the Company and the President of TSE in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Executive agree as follows:

         1. Duties. The Company hereby employs Executive as Chief Logistics Officer of the Company and President of TSE on the terms set forth herein. During the course of his employment, Executive shall report directly to the Company's President and Chief Executive Officer, unless otherwise directed by the Board of Directors of the Company (the "Board"). This Agreement shall not preclude Executive from devoting reasonable periods of time to charitable and community activities or the management of his investment assets, provided such activities do not significantly interfere with the performance by Executive of his duties hereunder, any

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significant amount of such activities to be approved by the President and Chief
Executive Officer. Furthermore, service by Executive as a director on the boards of companies, other than the boards of the Company or TSE, shall not be deemed to be a violation of this Agreement, provided such service is approved by the President and Chief Executive Officer and does not significantly interfere with the confidentiality provisions or performance of his duties hereunder.

         2. Term. Executive's employment hereunder shall commence on the Commencement Date and shall, unless earlier terminated in accordance with the terms hereof, terminate on the third (3rd) anniversary of the Commencement Date (the "Term"). Executive's obligations and the Company's rights under Sections 8 through 13 below, and Executive's other post-employment covenants, shall survive the expiration or earlier termination of this Agreement for any reason.

         3. Base Salary. During the Term of this Agreement, the Company shall pay Executive a base salary of $250,000 per year (the "Base Salary"), paid in periodic payments in the manner that the Company normally pays its employees. If Executive shall take a voluntary and temporary pay reduction at any time in order to assist the Company to conserve cash, such decrease shall not be considered a decrease in Base Salary for purposes of this Agreement. On an annual basis, during the first one hundred and twenty (120) days of the fiscal year, the Board will review Executive's Base Salary and other compensation during the period of his employment hereunder and, at the discretion of the Board or a committee thereof, may increase, but not decrease Executive's Base Salary based upon his performance, the Company's results of operation, and other relevant factors. The Executive should not expect any increases in salary until, at a minimum, the Company achieves positive cash flow for two successive quarters.

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         4. Benefits.

                  A. Vacation. Executive shall be entitled to four (4) weeks paid vacation, to be taken at a time or times acceptable to the Company and otherwise consistent with the terms and conditions of this Agreement.

                  B. Incentive Plans. To the extent the Board approves any employee incentive plans, Executive shall be entitled to participate in such plans in an amount determined by the Board.

                  C. Term Life Insurance. The Company, in its discretion, may purchase one or more term life insurance policies on the life of Executive, with the Company named as beneficiary, with an aggregate death benefit of up to $1,000,000 (the "Company Policy"). In addition, the Company shall provide an annual bonus (the "Insurance Bonus") to Executive, subject to the limitations described herein, equal to the amount necessary to enable Executive to purchase one or more additional term life insurance policies on his life, with a beneficiary(ies) as designated by Executive, with an aggregate death benefit of up to $1,000,000 (regardless of whether the Company determined pursuant to the previous sentence to purchase $1,000,000 of insurance, or a lesser amount); provided, however, that in any one calendar year, the total premium cost actually paid by the Company for the Company Policy plus the Insurance Bonus to Executive shall be limited to $4,000. The Company and Executive shall fully cooperate with each other by taking all actions reasonably necessary to carry out the intentions of this section. Each party shall cooperate in purchasing the insurance policies, including taking into consideration the wishes of the other party with respect to the type of policy purchased and the quality of the insurance provider, and Executive shall submit to any application process, including medical testing, requested by the Company or any applicable insurance provider.

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                  D. Other Fringe Benefits. Executive shall be included, to the extent eligible thereunder, in Company benefit plans providing group life insurance, hospitalization, medical, pension, financial services and any other similar or comparable benefits that are generally made available to executives of the Company from time to time during the Term of this Agreement. Executive shall be entitled to participate in any such plans on a basis comparable to such other executives, taking into account relative qualifications (for example, age, seniority, title, years of service, salary, etc.).

         5. Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred by him on behalf of the Company in the performance of his duties as specified herein and documented by Executive in accordance with the requirements of the Internal Revenue Service and the Company's policies in effect from time to time.

         6. Termination of Employment. The consequences of termination of Executive's employment are described in this Section 6 and Section 7 below. Executive expressly agrees not to discuss, except with his official advisors (on a confidential basis), any information or aspects of his employment regarding the Company or his termination circumstances unless and only to the extent required under compulsion from a court of competent jurisdiction or otherwise required by law.

                  A. Death or Disability. In the event of Executive's death or Disability, the duties of the Company and Executive, one to the other, under this Agreement shall terminate as of the date of Executive' death or as of the date that Executive's Disability is determined as set forth herein, as the case may be, subject to the Company, in the case of Executive's Disability, providing the payments and other benefits specified in Section 7 below.

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                  B. Termination by the Company.

                           (i) For Cause. The Company may terminate Executive's employment at any time upon a majority vote of the Board of Directors of the Company For Cause as defined in paragraph 17(D) below, in which case the duties of the Company and Executive, one to the other, under this Agreement shall terminate as of the date of Executive's termination of employment.

                           (ii) Other Than For Cause. Executive's employment may be terminated at any time other than For Cause upon a majority vote of the Board of Directors of the Company, in which case, the duties of the Company and Executive, one to the other, under this Agreement shall terminate as of the date of Executive's termination of employment, subject to the Company providing the severance payments and other benefits, if any, specified in Section 7 below.

         Any termination of Executive's employment by the Company shall be communicated by written notice of termination to the other party hereto, which shall set forth the effective date and time of such termination (not earlier than the date of mailing, or delivery by other means, of the notice).

                  C. Voluntary Resignation. If Executive voluntarily leaves the employ of the Company during the Term of this Agreement, the duties of the Company and Executive, one to the other, under this Agreement shall terminate as of the date of Executive's termination of employment, provided, however, that if Executive voluntarily leaves the employ of the Company during the Term of this Agreement under circumstances that constitute a Resignation for Good Reason after a Change of Control, the Company shall provide the severance payments and other benefits, if any, specified in Section 7 below.

                  D. Post-Employment Obligations. In the event that Executive's employment with the Company is terminated due to any reason other than death, the provisions of Sections 8 through 12 below and Executive's other post-employment covenants shall survive any such termination.

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         7. Obligations upon Termination.

                  A. Termination by Reason of Disability. If Executive's employment with the Company is terminated by reason of Executive's Disability, then Executive shall be entitled to the following benefits:

                           (i) The Company shall pay Executive a payment equal to one (1) years' Base Salary, payable in twelve (12) equal, monthly installments, without interest. Such payment shall be made with respect to Executive's Base Salary as in effect as of the date of his termination of employment with the Company.

                           (ii) For a twelve (12) month period following the date of Executive's termination of employment with the Company, Executive shall be entitled to Benefits Continuation.

                  B. Termination by Company Other Than For Cause. If, during the Term of this Agreement, Executive's employment with the Company is terminated by the Company other than For Cause, Executive shall be entitled to the following severance benefits:

                           (i) The Company shall, subject to the provisions of
         Section 7.D. below, pay Executive a severance payment in an amount equal to the greater of (A) one year's Base Salary and (B) the amount of Base Salary then yet to be paid to Executive for the remainder of the Term of this Agreement; provided that in no event shall the amount of such severance payment exceed an amount equal to two years' Base Salary. The Company shall pay 50% of such severance payment in a lump sum (payable promptly upon the first date provided for such payment pursuant to Section 7.D below), and the remaining fifty percent (50%) of such severance payment shall be payable in twelve (12) equal, monthly installments, without interest. Such severance payment shall be made with respect to Executive's Base Salary as in effect as of the date of his termination of employment with the Company, but without giving effect to any reduction in Base Salary that might have occurred after a Change of Control; and

                           (ii) Any stock options then owned by Executive shall become immediately vested and exercisable (which exercise, at Executive's option, may be a "cashless" exercise) for up to the longer of (i) three years after termination of Executive's employment with the Company, or (ii) the remainder of the exercise period provided for in the applicable option agreement(s), provided that this provision shall not extend the exercise period of Executive's options beyond the term of the option and the Company agrees to cause such exercise to be allowed (including following the request of the Compensation Committee to permit such exercise) pursuant to the Company's Stock Option Plan(s) or the comparable provision of any future plan or agreement; and

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                           (iii) For a one (1) year period following the date of
         Executive's termination of employment with the Company, Executive shall be entitled to Benefits Continuation. If Executive commences other full-time employment or engages in consulting with any other company for compensation, the Company's obligation to provide Benefits Continuation shall cease.

                  C. Termination upon Executive's Resignation for Good Reason After a Change of Control. If, during the Term of this Agreement, Executive's employment with the Company is terminated by Executive's Resignation for Good Reason after a Change of Control, then Executive shall be entitled to the following severance benefits:

                           (i) The Company shall, subject to the provisions of
         Section 7.D. below, pay Executive a severance payment equal to two (2) times his Base Salary (50% of such severance payment shall be paid in a lump sum (payable promptly upon the first date provided for such payment pursuant to Section 7.D below), and the remaining fifty percent (50%) of such severance payment shall be payable in twelve (12) equal, monthly installments, without interest). Such severance payment shall be made with respect to Executive's Base Salary as in effect as of the date of his termination of employment with the Company, but without giving effect to any reduction in Base Salary that might have occurred after a Change of Control.

                           (ii) Any stock options then owned by Executive shall become immediately vested and exercisable (which exercise, at Executive's option, may be a "cashless" exercise) for up to the longer of (i) three years after termination of Executive's employment with the Company, or (ii) the remainder of the exercise period provided for in the applicable option agreement(s), provided that this provision shall not extend the exercise period of Executive's options beyond the term of the option and the Company agrees to cause such exercise to be allowed (including following the request of the Compensation Committee to permit such exercise) pursuant to the Company's Stock Option Plan(s) or the comparable provision of any future plan or agreement; and

                           (iii) For a two (2) year period following the date of Executive's termination of employment with the Company, Executive shall be entitled to Benefits Continuation. If Executive commences other full-time employment or engages in consulting with any other company for compensation, the Company's obligation to provide Benefits Continuation shall cease.

         D. Release. As a condition to and in consideration for the receipt of the severance payment(s) and other benefits to which Executive may be entitled pursuant to Section 7.B hereof, Executive agrees to execute a Release Agreement with the Company, in substantially the same form as that attached hereto as Exhibit A (the "Release Agreement"), within the thirty (30) day

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period beginning twenty-one (21) days after the date of his cessation of employment with the Company. The Company shall not be obligated to make any severance payment or provide any other benefits unless and until the Company shall have received from Executive a validly executed Release Agreement that shall not have been revoked by Executive during the applicable Revocation Period (as such term is defined in the Release Agreement). Provided that Company receives from Executive a validly executed Release Agreement which is not revoked during the applicable Revocation Period, the Company agrees to commence making the severance payments and provide the other benefits theretofore withheld within three (3) days of the end of the Revocation Period. Executive acknowledges and agrees that the benefits provided by this Agreement constitute adequate consideration to render enforceable such Release Agreement against Executive.

         8. Noncompetition. Executive agrees that during the period (the "Noncompetition Period") commencing on the date hereof and ending on the date that is eighteen (18) months after the later of the date of his cessation of employment with the Company pursuant to Sections 6 and 7 hereof, or the last date on which he is supposed to be paid by the Company any severance payment provided for in this Agreement, he will not, without the prior consent of the Board of Directors of the Company, either directly or indirectly, in any capacity whatsoever, (a) compete (as defined below) with the Company, or (b) operate, control, advise, be employed and/or engaged by, perform any consulting services for, invest in (other than the purchase of no more than five percent (5%) of the publicly traded securities of a company whose securities are traded on a national stock exchange) or otherwise become associated with, any person, company or other entity who or which, at any time during the Noncompetition Period, competes with the Company.

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                  As used above, "compete" is defined as engaging in any
business or enterprise involved in the development, marketing, distribution or sale of hosted (by them or another company) computerized shipping systems which currently, or if Executive was employed by that company, would then compete with the Company, including but not limited to the businesses of Kewill and Pitney Bowes. Notwithstanding the foregoing, this Section 8 shall not preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a "Division") if: (i) the Division by which Executive is employed, or to which Executive provides services, does not compete with the Company's business (within the meaning of this Section 8) and (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which competes with the Company's business (within the meaning of this Section 8). If Executive's employment is terminated, this Agreement will prohibit Executive from future employment with all companies that compete with the Company, as defined in this Agreement, and as such, will constrain some of Executive's overall possibilities for future employment. If the Executive's employment terminates, the Board may, at its sole discretion, approve a request by Executive and thereby waive this section, to accept a position with a company that otherwise may be construed as a competitor. By Executive's signature to this Agreement, Executive expressly represents that his training, education and background are such that his ability to earn a living in another sector of the package shipping industry shall not be impaired by the restriction in this Agreement.

         9. Nondisclosure. Executive agrees during the period commencing on the date hereof and thereafter, at all times to hold as a secret and confidential (unless disclosure is required pursuant to court order, subpoena, in a governmental proceeding, arbitration, or pursuant to other requirement

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of law) any and all knowledge, technical information, business information, developments, trade secrets, and confidences of the Company or its business, including, without limitation, (a) information or business secrets relating to the products, customers, business, conduct or operations of the Company, or any of its respective clients, customers, consultants or licensees; and (b) any of the Company's customer lists, pricing and purchasing information or policies (collectively, "Confidential Information"), of which he has acquired knowledge during or after his employment with the Company, to the extent that such matters
(i) have not previously been made public or are not thereafter made public, or
(ii) do not otherwise become available to Executive, in either case, via a source not bound by any confidentiality obligations to the Company. The phrase "made public" as used in this Agreement shall apply to matters within the domain of the general public or the Company's industry. Executive agrees not to use, directly or indirectly, such knowledge for his own benefit or for the benefit of others and/or disclose any of such Confidential Information without prior written consent of the Company. At the cessation of employment with the Company, Executive agrees to promptly return to the Company any and all written Confidential Information received from the Company which relates in any way to any of the foregoing items covered in this paragraph and to destroy any transcripts or copies Executive may have of such Confidential Information unless an alternative method of disposition is approved by the Company.

         10. Intellectual Property Assignment. Executive agrees that all ideas, improvements, computer programs, code, flowcharts, inventions, and discoveries that are directly related to the business of the Company (either as previously conducted or as conducted at any time during Executive's employment), that Executive may have made or that Executive may make or conceive, alone or jointly with others, prior to or during Executive's employment with the

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Company, only to the extent developed substantially during Company time and using Company equipment, shall be the sole property of the Company, and Executive agrees:

                  (a) to promptly disclose any such ideas, improvements, inventions, and discoveries to the Company; and

                  (b) to treat such ideas, improvements, inventions, and discoveries as Confidential Information and as the trade secrets of the Company; and

                  (c) not to disclose such ideas, improvements, inventions, and discoveries to anyone, both during and after Executive's employment with the Company, without the Company's prior written approval.

Executive hereby assigns all of Executive's right, title and interest in and to any such ideas, improvements, inventions, or discoveries, including any potential patent rights and any additional rights conferred by law upon Executive as the author, designer, or inventor thereof, to (i) vest full title in the idea, improvement, invention, or discovery in the Company, and (ii) to enable the Company to seek, maintain or enforce patent or other protection thereon anywhere in the world.

                  Executive agrees that the Company is the author (owner) of any work of authorship or copyrightable work ("Work") created by Executive, in whole or in part, during Executive's employment by the Company during Company time and/or using Company equipment and directly relating to the business of the Company as previously conducted or as conducted at any time during Executive's employment. Executive acknowledges that each writing and other literary Work, each drawing and other pictorial and/or graphic Work and any audio-visual Work, created by Executive, in whole or in part, during Company time and/or using Company equipment and directly relating to his position or responsibilities with the Company has been prepared by Executive for the Company as a Work for hire. Executive agrees that in the event that such Work is not considered Work for hire, Executive hereby assigns all copyright and any other rights conferred in law unto Executive in and to such Work to the Company. Executive

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agrees that at the request of the Company, Executive will execute any documents deemed necessary by the Company to (i) vest full title to the Work in the Company, and (ii) enable the Company to register, maintain, or enforce copyrights in the Work anywhere in the world. Executive will treat any such Work as Confidential Information and as the trade secrets of the Company and will not disclose it to anyone both during and after Executive's employment by the Company, without the Company's prior written approval.

                  Executive recognizes that the ideas, improvements, inventions, discoveries and Works directly relating to Executive's activities while working for the Company and developed by him, alone or with others, within one (1) year after termination of Executive's employment may have been developed in significant part while employed by the Company. Accordingly, Executive agrees that such ideas, improvements, inventions, discoveries and Works, if directly related to any of the business activities or computer software or software development of the Company, shall be presumed to have been developed during Executive's employment with the Company and shall be and hereby are assigned in accordance with the foregoing provisions, unless Executive receives prior written consent from the Company otherwise.

         11. Severability. In the event that Sections 8, 9 or 10 shall be found by a court of competent jurisdiction to be invalid or unenforceable as written as a matter of law, the parties hereto agree that such court(s) may exercise its discretion in reforming such provision(s) to the end that Executive shall be subject to noncompetition, nondisclosure, nonsolicitation/ noninterference and intellectual property ownership covenants that are reasonable under the circumstances and enforceable by the Company.

         12. Acknowledgment. Executive specifically acknowledges that the covenants set forth herein restricting competition, disclosure and solicitation/interference are reasonable,

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appropriate and necessary as to duration, scope and geographic area in view of the nature of the relationship between Executive and the Company and the investment by the Company of significant time and resources in the training, development and employment of Executive. Executive warrants and represents that in the event that any of the restrictions set forth in these covenants become operative, he will be able to engage in other activities for the purpose of earning a livelihood, and shall not be impaired by these restrictions.

                  Executive further acknowledges that the remedy at law for any breach of these covenants, including monetary damages to which the Company may be entitled, will be inadequate and that the Company, its successors and assigns, shall be entitled to injunctive relief against any breach without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Company may have for any such breach.

                  Notwithstanding any other provision of this Agreement to the contrary, if Executive breaches any material term of this Agreement, the Company may immediately cease making severance payments or providing severance benefits.

                  Executive acknowledges and agrees that the references in the foregoing Sections 8, 9 and 10 to the "Company" are intended to be applicable to, and for the benefit of, any affiliated entity controlling, controlled by or under common control with the Company, and such term for all purposes thereof shall include any such entities.

         13. Limitation of Payment. Notwithstanding anything in this Agreement to the contrary, if receipt of any of the benefits hereunder would subject Executive to tax under Section 4999 of the Code (hereafter "Section 4999"), the Company shall promptly pay to Executive a "gross up" amount that would allow Executive to receive the net after-tax amount he would have

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received but for the application of said Section 4999 to any payments hereunder, including any payments made pursuant to this Section 13.

         14. Governing Law. This Agreement shall be governed and performed in accordance with, and only to the extent permitted by, the laws of the State of Connecticut applicable to contracts made and to be performed entirely within such State of Connecticut.

         15. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Executive shall not assign this Agreement without the prior written consent of the Company.

         16. Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreements (written or oral), letters, offers, term sheets or other communication between the Company and Executive on such subject matter. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only be a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time, or from time to time, to require performance of any of Executive's obligations under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

         17. Certain Definitions. The following terms when used in this Agreement shall have the meanings as set forth below:

                           A. "Benefits Continuation" shall mean for the
referenced period of time following the date of Executive's termination of employment with the Company, that the

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Company shall use its best efforts to provide or otherwise make available to
Executive, his spouse and his dependents (as applicable), an election (with respect to health and dental coverage in lieu of the Company's coverage under the group health plan continuation coverage provisions of ERISA and the Code) to continue coverage under the Company's health and dental benefit plans then available and group term life insurance plan, if any (collectively, the "Continuation Plans") on the same terms and conditions that such plans are then provided to the Company's employees. The Company shall use its best efforts to arrange for such coverage with its insurance providers. The cost to Executive of including Executive, his spouse and his dependents in the Continuation Plans shall be no more than that paid by the Company's other employees and may be deducted from any regular payments made to Executive under this Agreement. If at any time the Company is precluded by the terms of any of the Continuation Plans from providing such coverage to Executive, his spouse, or his dependents, for reasons reasonably determined to be beyond the control of the Company, such coverage shall cease, provided, however, that Executive, his spouse and his dependents shall be entitled to continuation of coverage under the Company's medical and/or dental benefit plans pursuant to any statutory rights Executive, his spouse or his dependents may then have under the group health plan continuation coverage provisions of ERISA and the Code, or otherwise, at Company's expense, so long as Executive timely complies with all applicable statutory requirements. The prior provisions notwithstanding, the right of Executive, his spouse or dependents to coverage as provided by the group health plan continuation coverage provisions of ERISA and the Code or otherwise shall be deemed to run concurrently with the continuation of health and/or dental benefits under the first sentence of this paragraph.

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                  B.       "Change of Control" shall mean the occurrence of any
                           one of the following events: (i) The consummation of a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding and owned by the stockholders of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity, as applicable, outstanding and owned by such holders immediately after such merger or consolidation; or

                           (ii) Any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; provided that a Change of Control shall not be deemed to occur under this clause by reason of the acquisition of securities by the Company or any of its subsidiaries or an employee benefit plan (or any trust funding such a plan) maintained by the Company.

                  C. "Disability" shall mean Executive's ongoing inability, due to a mental or physical condition, to continue to provide services to the Company substantially consistent with past practice, as evidenced by a written certification as to such condition from a physician mutually acceptable to Executive and the Board, using reasonable good faith judgment.

                  D. "For Cause" shall mean any of the following: (i) an indictment or conviction of theft, fraud, embezzlement, or any felony, significant insubordination or theft of Company property, or the Executive being absent from his duties without reasonable reason for more than three (3) days, or the commission of an act or series of acts which are contrary to the best interests of the Company as determined solely by the Board; (ii) the violation of Sections 8, 9 or 11 or any other provision of this Agreement or of any other written agreement with the Company which is not cured in all material respects within thirty (30) days after the Board gives written notice thereof to Executive; or (iii) Executive's commission, when carrying out his duties

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under this Agreement, of acts or his omission of any act, which constitute gross negligence or willful misconduct and results in economic harm to the Company.

                  E. "Resignation for Good Reason After a Change in Control" shall mean the resignation by Executive of his employment with the Company as a result of the occurrence of (i) any reduction in the aggregate direct remuneration of Executive or any reduction in the position, authority or office of Executive; (ii) any reduction in Executive's responsibilities or duties for the Company or any reduction in Executive's support staff or direct or secondary reports; (iii) any adverse change or reduction in the aggregate of Executive's benefits, perquisites or fringe benefits provided to Executive as of the date of this Agreement (provided that any reduction in such aggregate Executive benefits, perquisites or fringe benefits that is required by law or applies generally to all employees of the Company shall not constitute "Good Reason" as defined hereunder), or (iv) the breach or default by the Company of any of its agreements or obligations under any provision of this Agreement. Executive shall give written notice to the Company on or before the date of termination of employment for Good Reason specifying the reasons for such termination.

         18. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         19. Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                            RedRoller, Inc.

                                                "Company"


                                            By: /s/ Robert J. Crowell
                                                ---------------------------
                                            Name: Robert J. Crowell
                                            Title: Chairman


                                                "Executive"

                                            /s/ Mark A. Taylor
                                            -------------------------
                                            Mark A. Taylor